To Kimball International, Inc.:

We are aware that Kimball International, Inc. has incorporated by reference in its Registration Statement No. 33-20125 its Form 10-Q for the quarter ended September 30, 1994, which includes our report dated October 11, 1994, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                  Very truly yours.


                                  Arthur Andersen LLP
                                  ARTHUR ANDERSEN LLP


October 11, 1994
Indianapolis, Indiana.





                                                    Part I - Exhibit (15)


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